FOR EACH INVESTMENT COMPANY ENUMERATED ON EXHIBIT A

Certificate of Assistant Secretary

     The undersigned, Robert R. Mullery, Assistant Secretary of each investment company enumerated on Exhibit A (each, a “Fund”), hereby certifies that set forth below is a copy of the resolutions adopted by each Fund's Board authorizing the signing of any and all amendments to each Fund’s Registration Statement on Form N-1A by Mark N. Jacobs, Michael A. Rosenberg, James Bitetto, Joni Lacks Charatan, Joseph M. Chioffi, Janette E. Farragher, John B. Hammalian, Robert R. Mullery and Jeff Prusnofsky on behalf of each Board member and the proper officers of the Fund:

RESOLVED, that each Board member whose signature appears below on this Written Consent hereby constitutes and appoints Mark N. Jacobs, Michael A. Rosenberg, James Bitetto, Joni Lacks Charatan, Joseph M. Chioffi, Janette E. Farragher, John B. Hammalian, Robert R. Mullery, and Jeff Prusnofsky, and each of them, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her, and in his or her name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments to the Fund’s Registration Statement on N-1A, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof; and it was further

RESOLVED, that any and all amendments to the Fund’s Registration Statement on Form N-1A may be signed by any one of Mark N. Jacobs, Michael A. Rosenberg, James Bitetto, Joni Lacks Charatan, Joseph M. Chioffi, Janette E. Farragher, John B. Hammalian, Robert R. Mullery, and Jeff Prusnofsky, as the attorney-in-fact for proper officers of the Fund, with full power of substitution and resubstitution; and that the appointment of each of such persons as such attorney-in-fact hereby is authorized and approved; and that such attorneys-in-fact, and each of them, shall have full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with such amendments to the Fund’s Registration

Statement, as fully to all intents and purposes as the officer, for whom he or she is acting as attorney-in-fact might or could do in person; and it was further

RESOLVED, that each of the officers of the Fund, acting alone, hereby is authorized and empowered to do any and all acts and execute and deliver any and all agreements, documents, instruments and certificates as such officer may deem necessary, appropriate and convenient to carry out the intent and purposes of the foregoing resolutions, such determinations to be conclusively evidenced by the doing of such acts and the execution and delivery of such agreements, documents, instruments and certificates.

     IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Fund on August 22, 2005.

/s/ Robert R. Mullery
Robert R. Mullery,
Assistant Secretary

EXHIBIT A
Dreyfus LifeTime Portfolios, Inc.
The Dreyfus Fund Incorporated
Dreyfus Short-Intermediate Government Fund
Dreyfus Premier Short-Intermediate Municipal Bond Fund
Dreyfus Investment Grade Funds, Inc.
Dreyfus Municipal Income, Inc.
Dreyfus Fixed Income Securities
Dreyfus Liquid Assets, Inc.
Dreyfus Worldwide Dollar Money Market Fund, Inc.